Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

AXT, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Type	Fee Calculation Rate Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other(2)	4,313,156(3)	$1.45	$6,232,510.42	$153.10 per $1,000,000	$954.20

Total Offering Amount					$6,232,510.42		$954.20
Total Fee Offsets							—
Net Fees Due							$954.20

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2) Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low sale price of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) as reported on the Nasdaq Stock Market LLC on May 20, 2025, which date is within five (5) business days prior to the filing of this Registration Statement.

(3) Represents total shares of the Registrant’s Common Stock currently reserved for issuance pursuant to awards under the AXT, Inc. 2025 Equity Incentive Plan (the “2025 Plan”). To the extent that awards outstanding under the 2025 Plan are forfeited, canceled or otherwise terminated (other than by exercise), the shares allocable to the terminated portion of such award or such forfeited or repurchased shares will be available for future issuance under the 2025 Plan.